AZZ Year-End 2007 Financial Results April 10, 2007 Page 1	EX 99.7

AZZ incorporated Reports Results for the Fourth

Quarter and Fiscal-Year 2007

For the twelve months – Revenues Increase 39%, Net Income up 176%,

Earnings Per Share Increased 164% and Backlog is up 64%

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Joe Diaz, or Robert Blum
Internet: www.lythampartners.com

April 10, 2007 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and twelve-month periods ended February 28, 2007. Revenues for the fourth quarter increased 58 percent to $79.6 million, compared to $50.3 million for the comparable period last year. Net income rose 168 percent to $7.0 million, or $1.16 per diluted share, compared to net income of $2.6 million, or $0.45 per diluted share, in last year’s fiscal fourth quarter. Earnings per share numbers are stated prior to the effect of the two-for-one stock split in the form of a 100 percent share dividend declared on April 5, 2007.

Backlog at the end of the fourth quarter was $120.7 million, compared to $101 million at the end of the previous quarter and $73.8 million for the fourth quarter of last year. Incoming orders for the fourth quarter totaled $99.3 million while shipments for the quarter totaled $79.6 million, resulting in a book to ship ratio of 125 percent for the quarter.

For the fiscal year revenues increased 39 percent to $260.3 million, compared to $187.2 million for the prior year. Net income for the year was up 176 percent to $21.6 million, or $3.65 per diluted share, compared to $7.8 million, or $1.38 per diluted share for the comparable twelve-month period last year. Earnings per share numbers are stated prior to the effect of the two-for-one stock split in the form of a 100 percent share dividend declared on April 5, 2007. Incoming orders for the twelve-month period were $307.2 million, while fiscal year revenues totaled $260.3 million, resulting in a book to ship ratio of 118 percent.

Revenues for the Electrical and Industrial Products Segment were $46.4 million for the fourth quarter, compared to $33.9 million in the previous year’s fourth quarter, an increase of 37 percent. Operating income for this segment increased 61 percent to $6.9 million, compared to $4.3 million in the fourth quarter of last year. For the fiscal year ended February 28, 2007, revenues increased 21 percent to $150.3 million and operating income rose 88 percent to $21.3 million, which compared favorably to the $123.7 million and $11.4 million, respectively, in the prior fiscal year.

AZZ Year-End 2007 Financial Results April 10, 2007 Page 2	EX 99.7

David H. Dingus, president and chief executive officer, commented, “The fourth quarter results for this segment were very strong and complimented the previous three quarters, leading to a record setting performance year. Strong market demand provided opportunities to increase our incoming order rate and improve our pricing. This, combined with improved international business and the continuation of quick turn high margin jobs, led to strong volume increases and improved margin performance. Quotation activity remained at approximately the same level as we saw in the third quarter and indications are that it is continuing in the first quarter of our new fiscal year. As we said last quarter, our challenge is to continue to succeed in our efforts to expand our served markets and product offerings, while maintaining our strong operating performance.”

Revenues for the Company’s Galvanizing Service Segment were $33.2 million for the fourth quarter, compared to $16.4 million in the previous year’s comparable quarter, an increase of 103 percent. Operating income was up 138 percent to $8.3 million in the fourth quarter as compared to $3.5 million in the same quarter last year. For the fiscal year, revenues increased 74 percent to $110.1 million, and operating income rose 152 percent to $31.9 million compared to $63.4 million and $12.7 million, respectively, for the prior fiscal year.

Mr. Dingus continued, “Strong market demand for galvanizing services continued and tons processed increased 34 percent for the quarter. Our recent acquisition accounted for approximately 58 percent of the volume increase for the fourth quarter. For the year, tons processed increased 20 percent from the prior fiscal year. Pricing levels for the fourth quarter were approximately the same as in the third quarter. As a result of the recent zinc cost decreases, we anticipate that some adjustment in our pricing levels will be required over the next few months. Because of the continued strong market conditions, we anticipate that we will be able to maintain our margin objectives for the new fiscal year.”

Mr. Dingus concluded, “Based upon the evaluation of information currently available to management, we are pleased to project what we believe will be another excellent year for AZZ in Fiscal 2008, with record setting revenue projections of $275 to $285 million. Net income is projected to remain strong and is estimated to be the second best net income year in the 51 year history of the company. Our previously issued guidance of diluted earnings per share of $2.70 to $2.80 prior to the impact of the two-for-one stock split in the form of a 100 percent share dividend declared April 5, 2007 is reaffirmed. Adjusting for the two-for-one stock split in the form of a 100 percent share stock dividend, diluted earnings per share is estimated to be within the range of $1.35 and $1.40. Our estimates assume that we will see a continuation of strong domestic markets, penetration of selected international markets and reduced volatility in the cost of zinc and other key commodities, and a continuation of our improvement in market coverage and penetration.”

AZZ incorporated will conduct a conference call to discuss financial results for the fourth quarter and fiscal year 2007 at 11:00 A.M. Eastern on Tuesday April 10, 2007. Interested parties can access the call at (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687, or (706) 645-9291 (international) confirmation #4249217, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ Year-End 2007 Financial Results April 10, 2007 Page 3	EX 99.7

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distribution, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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Condensed financial tables on attached page

AZZ Year-End 2007 Financial Results April 10, 2007 Page 4	EX 99.7

AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	February 28, 2007 (unaudited)	February 28, 2006 (unaudited)	February 28, 2007 (unaudited)	February 28, 2006 (unaudited)
Net sales	$79,647	$50,275	$260,344	$187,184
Costs and Expenses:
Cost of Sales	60,606	38,952	193,411	149,855
Selling, General and Administrative	7,409	7,133	31,949	23,899
Interest Expense	487	383	1,495	1,689
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	90	27	(586)	22
Other (Income)	(151)	(201)	(525)	(312)
Other Expense

	$68,441	$46,294	$225,744	$175,153

Income before income taxes and accounting change	$11,206	$3,981	$34,600	$12,031
Income Tax Expense	4,252	1,389	12,910	4,204

Income Before Cumulative Effect of Changes in Accounting Principles	6,954	2,592	21,690	7,827
Cumulative Effect of Changes in Accounting Principles (Net of Tax)	—	—	85	—

Net income	$6,954	$2,592	$21,605	$7,827

Net income per share
Basic	$1.19	$.46	$3.73	$1.40
Diluted	$1.16	$.45	$3.65	$1.38

Diluted Average Shares Outstanding	5,990	5,757	5,919	5,658

Segment Reporting

(in thousands)

	Three Months Ended		Twelve Months Ended
	February 28, 2007 (unaudited)	February 28, 2006 (unaudited)	February 28, 2007 (unaudited)	February 28, 2006 (unaudited)
Net Sales:
Electrical and Industrial Products	$46,425	$33,895	$150,250	$123,736
Galvanizing Services	33,222	16,380	110,094	63,448

	$79,647	$50,275	$260,344	$187,184

Segment Operating Income (a):
Electrical and Industrial Products	$6,946	$4,304	$21,301	$11,358
Galvanizing Services	8,295	3,482	31,945	12,676

Total Segment Operating Income	$15,241	$7,786	$53,246	$24,034

AZZ Year-End 2007 Financial Results April 10, 2007 Page 5	EX 99.7

Condensed Consolidated Balance Sheet

(in thousands)

	February 28, 2007 (unaudited)	February 28, 2006 (audited)
Assets:
Current assets	$111,968	$63,451
Net property, plant and equipment	$46,628	$35,697
Other assets, net	$42,312	$41,878

Total assets	$200,908	$141,026

Liabilities and shareholders’ equity:
Current liabilities	$49,715	$35,533
Long term debt due after one year	$35,200	$14,375
Other liabilities	$4,845	$3,849
Shareholders’ equity	$111,148	$87,269

Total liabilities and shareholders’ equity	$200,908	$141,026

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Twelve Months Ended
	February 28, 2007 (unaudited)	February 28, 2006 (unaudited)
Net cash provided by (used in) operating activities	$7,717	$12,793
Net cash provided by (used in) investing activities	$(24,125)	$(5,943)
Net cash provided by (used in) financing activities	$16,852	$(6,108)

Net increase (decrease) in cash and cash equivalents	$444	$742
Cash and cash equivalents at beginning of period	$1,259	$517

Cash and cash equivalents at end of period	$1,703	$1,259

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